Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of FAST MERGER CORP. on Form S-4, Amendment #3 FILE NO. 333-258387 of our report dated March 31, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 13, 2021, with respect to our audits of the consolidated financial statements of Golden Nugget Online Gaming, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019, and 2018, which report appears in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Melville, NY

November 19, 2021